Exhibit 10.5

Compensation Policy

Foamix Pharmaceuticals Ltd. and subsidiaries

("Foamix" or the "Company")

Compensation Policy for Officers and Directors

2 Holzman Street, Weizmann-Science Park, Rehovot 76704, Israel
Tel: +972-8-9316233; Fax: +972-8-9474356; e-mail: Info@Foamix.co.il; www.Foamix.co.il

1.	Background

Amendment No. 20 to the Israeli Companies Law, 1999 (the "Israeli Companies Law") was enacted on December 12th, 2012.  This amendment mandates the adoption of a compensation policy for officers ("Nosei Misra" – as such term is defined in the Israeli Companies Law: i.e. a general manager, a Chief Executive Officer, a deputy Chief Executive Officer, any person holding such position in the company, irrespective of his or her title, and also any member of the board of directors, or any manager who reports directly to the Chief Executive Officer)   in publicly-traded companies, and defines a special procedure for authorizing employment terms for office holders.

The purpose of this compensation policy the "Compensation Policy" or the "Policy") is to describe Foamix's overall compensation strategy for Officers and Directors (as such terms are defined hereinbelow) and to provide guidelines for setting compensation of its Officers and Directors.

The Compensation Policy is a multi-year policy which shall be in effect for a period of three years from the date of its approval.

The Company has constituted and established a Compensation Committee (the “Compensation Committee”) with the authority, responsibility and specific duties described in a Compensation Committee Charter that was approved by the Company’s Board of Directors (the “Board”). Pursuant to the Compensation Committee Charter, the Compensation Committee shall be composed of at least three directors, all of whom shall be “independent” as such term is defined in accordance with the U.S. securities laws and The Nasdaq Stock Market, the U.S. public exchange on which the Company’s shares are listed.

The Compensation Committee and the Board shall review this Compensation Policy from time to time, as required by the Israeli Companies Law. This Compensation Policy shall be brought for reconsideration as required (currently, every three years) by the Israeli Companies Law.

For purposes of this Policy:

"Officers" shall mean:  The Chief Executive Officer, Country Manager and Chief Financial Officer, any person holding such position in the company, irrespective of his or her title, and also any manager who reports directly to the Chief Executive Officer of the Company.

"Chairman" shall mean the chairman of the Board.

"Director" shall mean any member of the Board.

This Policy is not intended to affect current agreements nor affect obligating customs (if applicable) between the Company and its Officers or Directors as such may exist prior to the approval of this Compensation Policy.

Nothing in this Compensation Policy shall obligate the Company to grant any particular type or amount of compensation to any Officer or Director, unless expressly stated otherwise, nor shall it derogate from approval procedures mandated by the Israeli Companies Law.

Any amendment to this Compensation Policy shall require the approvals as set forth in the Israeli Companies Law.

2.	Compensation Objectives

Strong and effective leadership is fundamental to Foamix’s continued growth and success in the future. This requires the ability to attract, retain, reward and motivate highly-skilled Officers and Directors in competitive labor markets.

The Compensation Policy is intended to align the Company's objectives and work plans with appropriate goals and objectives of Officers and Directors, and ensure that the overall financial and strategic objectives of the company and its shareholders are met.

In support of this goal, compensation practices for Foamix's Officers and Directors are designed to meet the following objectives:

•	Improve business results and strategy implementation, and support the Company’s work-plans, from a long-term perspective.

•	Create a clear line-of-sight between Officers’ and Directors' compensation and both Company and individual performance.

•	Align Officers’ and Directors' interests with those of the Company and its shareholders and incentivize Officers and Directors to create long-term economic value for the Company.

•	Create fair and reasonable incentives, considering the Company's size, characteristics, and business activity, in relation to the positions held by the Officers.

•	Create an appropriate compensation plan for Officers and Directors taking into account, inter alia, the Company’s risk management policy.

•	Create the right balance between fixed and variable pay components and balance rewards for both short-term and long-term results to ensure sustained business performance over time.

•	Utilize market benchmark compensation tools to ensure our Officers and Directors are compensated fairly and best practices are implemented.

3.	Compensation Policy

3.1.	Officers’ Compensation Package Components

Officers’ compensation packages will generally be composed of the following elements:

a.	Base Salary – a fixed monetary compensation paid on a monthly basis.

b.	Benefits and Perquisites – programs designed to supplement cash compensation, based on local market practice for comparable positions.

c.
Cash Bonus (Short-to-Medium Term Incentive) – variable monetary bonus paid annually or at the end of such longer periods for which targets may have been set as part of a multi-year plan, designed to reward Officers based on both the Company’s and individually defined results.

d.
Equity-based Compensation (Medium-to-Long Term Incentive) – variable equity-based compensation designed to retain Officers, align Officers’ and shareholders’ interests and incentivize achievement of medium range and long-term goals.

e.	Termination Payments - retirement and termination of service arrangements.

The “mix” of the elements that will be provided to each Officer will be structured in order to support the Company’s philosophy of compensating Officers for Company and individual performance and aligning their interests with shareholders' interests, while recognizing that the mix may vary from period to period and from Officer to Officer. Further details about the compensation structure of the Company's Officers may be found in Sections 3.4 & 3.5 below.

3.2.	Base Salary

Base salary is a fixed compensation element which provides compensation to an Officer for performance of his or her standard duties and responsibilities and reflects the Officer's role, skills, qualifications, experience and market value (the “Base Salary”).

The Base Salary for newly hired Officers will be set based on the following considerations:

•	Role and business responsibilities.

•	Professional experience, education, expertise and qualifications.

•	The Company’s financial state and cash position.

•
Internal equity: (a) Base Salary and the total compensation package of comparable Foamix Officers; (b) The relationship between the Officer’s compensation package and the salaries of the Company’s other employees and specifically the median and average salaries and the effect of such relationship on work relations in the Company.

•	External equity - market value (based on a comparative salary survey1).

•
The size of the Company and the nature of its operations. The Company is currently in the development stage and is expected to expand significantly if and when it moves into the commercialization, production and marketing of its product candidates. Accordingly, in connection with the determination of the Base Salary of each Officer and its ongoing reassessment, appropriate attention should be given to the particular circumstances and challenges which such Officer faces, given the dynamic and fluctuating environment in which he or she operates.

•
Any requirements or restrictions prescribed by the Israeli Companies Law, U.S. securities laws, NASDAQ rules, any other applicable law from time to time, and (with regard to U.S. Officers) evolving best practices among shareholder advisory and institutional investor groups.

When deciding on increasing an Officer’s Base Salary, the following considerations, in addition to the abovementioned, shall be applied: changes to the Officer’s scope of responsibilities and business challenges, the need to retain the Officer, inflation since the last Base Salary update and updated market rate (based on a comparative salary survey).

Adjustments to Base Salary may be periodically reviewed, considered and approved by the Compensation Committee and the Board.

In the event that the services of the Officer are provided via a personal management company and not by the Officer directly as an employee of Foamix, the fees paid to such personal management company (or unincorporated legal person) shall reflect, to the extent determined by Foamix in the applicable service agreement, the base salary and the benefits and perquisites (plus applicable taxes such as Value Added Tax), in accordance with the guidelines of the Compensation Policy.

1The survey is based on sample of companies in similar businesses and fields (e.g. high-tech and biotech), of similar size (e.g., in terms of market value, total balance, shareholder equity and number of employees) and stage of development, as well as with those of companies in relevant locations and/or which compete with the Company for similar talents. The survey will be conducted, from time to time, by a recognized compensation consultant firm, chosen by the Compensation Committee.

3.3.	Benefits and perquisites

The following benefits and perquisites may be granted to the Officers in order, among other things, to comply with legal requirements (compensation packages may vary – based on the residence of the Company's Officers – US or Israel):

US Officers

•	Health and dental insurance

•	401-K savings

•	Disability insurance

•	Life insurance

    Israeli Officers

•	Disability insurance – the Company may purchase disability insurance, as allowed by applicable law.

•	Health insurance – the Company may purchase health insurance, as allowed by applicable law.

•	Provident fund/Managers' Insurance – as per each Officer's election – as per the requirements of the Israeli law (including disability insurance)

•	Convalescence pay - Officers are entitled to convalescence pay according to applicable law.

All Officers

•	Vacation – Officers are entitled to annual vacation days pursuant to their employment agreement, up to a cap of 30 days per annum.

•	Sick Days – Officers will be entitled to paid sick days in accordance with law. However, the Company may cover sick days from the first day.

Foamix may offer additional benefits and perquisites to the Officers, which will be comparable to customary market practices, such as, but not limited to: company car benefits (including coverage or related tax expenses); company cellular phone (including coverage or related tax expenses); complementary health insurance; meals; etc.; provided however, that such additional benefits and perquisites shall be determined in accordance with Foamix's policies and procedures

3.4.	Cash Bonus

Foamix’ short-to-medium term incentive scheme will be based on a variable monetary bonus paid either upon the achievement of pre-designated milestones (set either annually or for a longer, multi-year period) designed to reward Officers based on the Company and his/her individually-defined results (the “Target Bonus”).

During the fourth calendar quarter of each calendar year, the Compensation Committee and the Board will determine the following for each Officer as well as the formula for calculating the Target Bonus payment upon the achievement of such pre-designated milestones, for the following year or the relevant target period:

Target Bonus and maximum bonus: The Target Bonus is the amount an Officer will be entitled to receive upon achievement of such pre-designated milestones. In addition to the Target Bonus, the Compensation Committee and the Board may elect to pay the CEO, the CFO or any other Officer a bonus above the Target Bonus in recognition for his or her special contribution to key transactions by the Company including but not limited to: M&A, public financing, achievement of major corporate goals in R&D, etc.; provided that in no event shall the total amount of the bonus exceed the maximum bonus percentage as specified below.

Title	Target Bonus (out of the Base Salary)	Maximum bonus (out of the Base Salary)
CEO	60%	120%
Country Manager and CFO ("CFO")	50%	100%
Senior Vice President, Executive Vice President, and other chief officers	45%	67.5%
Vice Presidents	40%	50%

Objectives: The Company objectives and individual objectives will be determined based on pre-defined measurable and quantified considerations.

These objectives may include (but are not limited to) any one or more of the following criteria:

-	Innovation objectives such as: introducing new products, entering clinical trials and developing future pipeline products.
-	Operating plan targets such as: manage corporate operations to the approved annual budget and meet human resources objectives.
-	Financials objectives such as: Revenue, EBITDA, Cash balance, Net profit, market cap, share price.
-
Business development objectives such as: new corporate partnerships, project and product acquisitions, licensing agreements, achievement of milestones with partners / licensees, receipt of funds from partners / licensees.

-	Funding objectives such as: private fund raising, public fund raising, receipt of research / development grants, achievement of certain target valuations.
-	Regulatory objectives such as: receipt of clinical study approvals, receipt of product marketing approvals, approval of reimbursement schemes.
-	Marketing objectives such as: set up of a sales force, achieving certain sales targets.
-	Intellectual property objectives such as: submission / grant of new patents.

Both Company objectives and individual objectives may combine quantitative and qualitative goals, provided that, there is a clear and measurable index for each goal.

The Compensation Committee may set targets for a period of more than one year, in which case the Officer will be entitled to the Target Bonus (per each year included in such multi-year period) only upon achieving such targets at the end of such period.

The Compensation Committee may, on an annual basis, delegate to the CEO the power to set the Target Bonus objectives for some or all the Officers.

Discretionary Component: The Target Bonus for the CEO and CFO may include a discretionary component of up to 20% of the Officer’s annual cash Target Bonus, based on the evaluation of the CEO and CFO by the Compensation Committee and the Board.

Thresholds: The Compensation Committee and the Board may, with respect to any period or Officer, determine one or more thresholds for the payment of the annual cash Target Bonus or any components thereof, in such manner that if the threshold is not achieved, the annual Target Bonus or the particular component thereof, with respect to which the threshold was not achieved, will not be paid.

The Company may determine that with respect to any specific year, all or any particular Officer or Officers shall not be entitled to a Target Bonus.

Compensation Recovery: Bonuses to Officers shall be subject to claw-back provisions that allow for the recovery of any bonus payment(s) made to an Officer if such bonus payment was based on incorrect financial statements which were later corrected (i.e. a restatement). The claw-back limit will be applied only in respect of restatements made up to three years from the applicable bonus payment, and will not exceed, for any Officer, the amount of the bonus payment received by such Officer. Notwithstanding the aforesaid, the compensation recovery will not be triggered in the event of a financial restatement required due to changes in the applicable financial reporting standards. The Officer shall repay to the Company the balance between the original bonus and any bonus due to the Officer based on the restated financial statements, pursuant to terms that shall be determined by the Compensation Committee and the Board.

Reduction of Bonus: The Compensation Committee and the Board, according to its professional experience and the circumstances, may reduce the Target Bonus, in its sole discretion.

3.5.	Equity-based compensation

Foamix’s medium-to-long term incentive includes variable, equity-based compensation that is designed to retain Officers, align Officers and shareholders' interests and incentivize the achievement of medium-to-long term goals.

The Company shall be entitled to grant to Officers stock options, Restricted Stock, Restricted Stock Units or any other equity-based compensation (collectively, “Equity-Based Awards”).

General guidelines for the grant of Equity-Based Awards:

•
The Equity-Based Award shall be granted from time to time and be individually determined and awarded according to the performance, skills, qualifications, experience, role and the personal responsibilities of the Officer.

•
Vesting schedule - the Equity-Based Award will vest and, if applicable, become exercisable annually over a period of between 3 to 4 years, in equal parts. The Board may accelerate the vesting schedule for any Equity-Based Award in the event of a change of control in the Company.

•
Exercise price – if applicable, the exercise price shall be determined in accordance with the local tax rules in each territory where the employee is employed (e.g. In Israel -  the average closing price of the share on the thirty (30) calendar days before the grant date; in the USA – the average closing price of the share on the thirty (30) business days before the grant date).

•	Expiry date - this period shall not exceed ten (10) years from the date of the issuance.

•
Cap on the annual value of the Equity-Based Award - the number of Equity-Based Awards granted to each Officer, as at the grant date, shall not exceed 0.5% of the Company's issued and outstanding share capital (on a fully-diluted basis).

The Compensation Committee and Board may grant special equity-based incentive awards to the Company’s Officers in special cases including but not limited to key transactions and events in the company’s lifecycle such as M&A, public financing, achievement of major corporate goals in R&D, etc. subject to the approval of the Company’s shareholders where required. Any other terms of the equity-based compensation will be determined by the Compensation Committee and the Board, in accordance with the Company's equity compensation policies and programs in place from time to time, subject to applicable law.

3.6.	Termination of service arrangements; Severance

Except in the case of termination for cause, as such term is commonly used, upon termination, Officers shall be entitled to receive continued pay and benefits equal to at least three (3) months’ severance plus one (1) month for every year that the Officer has been employed by the Company; provided that except in the case of a change of control as set forth below, the maximum amount of severance payable to an Officer other than the CEO shall be an aggregate of twelve (12) months (eighteen (18) months for the CEO).

In the event of a change of control, subject to applicable law, the Compensation Committee and the Board may provide severance pay and benefits up to a maximum amount equal to (i) twelve (12) months for any Officer other than the CFO and CEO (ii) eighteen (18) months for the CFO and (iii) twenty-four (24) months for the CEO.

3.7.	Inter-Company Compensation Ratio

In determining the compensation terms of each Officer and of the Officers as a group, the Compensation Committee and the Board will examine, among other things, the ratio between overall compensation of Officers and the average and median compensation of other employees in Foamix, as well as the possible ramifications of such ratio on the work environment in Foamix.

The possible ramifications of the ratio on the work environment will continue to be examined from time to time.

The following table indicates the ratio between total cash compensation of Officers and the average and median compensation of other employees as of December 31, 2017:

Position	Inter-Company Compensation Ratio
	USA		Israel
	Average	Median	Average	Median
CEO / CFO	6.5	6.51	10.33	11.80
VPs	3.7	3.66	5.58	6.37

These ratios may fluctuate, and the Company is not committed to maintaining or reducing them, but the Compensation Committee will continue monitoring them annually as an additional parameter assisting it in the evaluation of Officers’ overall and individual compensation.

3.8.	Non-Employee Directors’ Compensation

Directors’ compensation packages will generally be composed of a balanced mix of cash and equity to allow Directors to align their interests with those of the Company and its shareholders while discouraging high-risk strategies that drive short-term performance.

Directors’ compensation packages shall consist of: (a) an annual cash retainer representing a fixed monetary amount paid on a monthly basis, and (b) variable equity-based compensation designed to retain Directors and align Directors’ and shareholders’ interests and incentivize achievement of medium range and long-term goals. Director compensation shall be subject to shareholder approval to the extent required by law.

Annual cash remuneration. When considering the amount of the cash remuneration for director compensation, the Compensation Committee and the Board may review benchmarking data with respect to compensation as provided by independent compensation consultants, and the compensation of a peer group defined by the Company from time to time. The Committee and the Board may also consider directors’ existing compensation arrangements, as well as changes in the scope of their duties or responsibilities.

Equity-based compensation. Grants of equity-based compensation shall vest and, if applicable, become exercisable during the twelve-month period following the grant thereof, in quarterly equal parts. The equity awarded shall have a fair market value (determined according to acceptable valuation practices) at the time of grant not to exceed, with respect to each Director:

(i)  Chairman $150,000 per year

(ii)  Director - $75,000 per year,

subject to applicable law and regulations. The number of Equity-Based Awards granted to each Director during each 12-month period shall not exceed 0.5% of the Company's issued and outstanding share capital on a fully-diluted basis.

The Company shall also bear the Directors' travel-related expenses (including flights, accommodation, etc.) incurred in the performance of their duties, based on the Company's general policy.

Director compensation shall be reviewed by the Compensation Committee and the Board on an annual basis to ensure that it aligns with the “Compensation Objectives” described in Section 2 of this Policy and conforms to local and industry best practices.

3.9.	Insurance, Indemnification and Release

The Company will release all current and future Directors and Officers from liability for actions taken in the performance of or related to the Director’s or Officer’s duties and provide each of them with indemnification to the fullest extent permitted by law and its Articles of Association.

In addition, subject to any applicable laws, until otherwise determined, the Company will purchase and periodically renew, at the Company’s expense, insurance coverage in respect of the liability of its current and future Directors and Officers to the amount reasonably determined by the Board (US$ 25 million as of February, 2018) and will include coverage with respect to any public offering of shares or other securities of the Company.

In addition, such insurance coverage may include “run-off” provisions covering the Directors’ and Officers’ liability following termination of service or employment.

The Company shall award, and shall continue to award, indemnification undertakings to Directors and Officers, subject to the approvals required in accordance with the provisions of the Israeli Companies Law.